Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Smith & Nephew plc Global Share Plan 2010 of our reports dated March 18, 2010, with respect to the consolidated financial statements of Smith & Nephew plc and the effectiveness of internal control over financial reporting of Smith & Nephew plc included in its Combined Annual Report and Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

London, England

August 5, 2010